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                                 UNITED STATES
                            SECURITIES AND EXCHANGE
                             Washington, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                   REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number : 333-14075

                             TMS AUTO HOLDINGS INC.
             (Exact name of registrant as specified in its charter)

           707 THIRD STREET, WEST SACRAMENTO, CA 95605; (916) 617-2000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

THE MONEY STORE AUTO TRUST, SERIES 1997-4, CLASSES A-1, A-2 AND A-3.
            (Title of each class of securities covered by this Form)

                                 NOT APPLICABLE
                  (Title of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     |_|       Rule 12h-3(b)(1)(i)       |_|
     Rule 12g-4(a)(1)(ii)    |_|       Rule 12h-3(b)(1)(ii)      |-|
     Rule 12g-4(a)(2)(i)     |_|       Rule 12h-3(b)(2)(i)       |X|
     Rule 12g-4(a)(2)(ii)    |_|       Rule 12h-3(b)(2)(ii)      |_|
                                       Rule 15d-6                |_|

         Approximate number of holders of record as of the certification or
notice date:        22

         Pursuant to the requirements of the Securities Exchange Act of 1934 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  JUNE 30, 1998                    By:/s/ Michael Benoff
                                           MICHAEL BENOFF, SENIOR VICE PRESIDENT

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.